SECURITIES PURCHASE AGREEMENT

SECURITIES PURCHASE AGREEMENT (this "Agreement"), dated as of July 10, 2001, by and among AB FINANCIAL SERVICES, LLC, a Nevada limited liability company ("ABFS"), and WealthHarbor Ventures Fund I (the "Purchaser").

WHEREAS:

A. ABFS and the Purchaser are executing and delivering this Agreement in reliance upon the exemption from securities registration afforded by the provisions of Section 4 of the Securities Act of 1933, as amended (the "Securities Act");

B. ABFS desires to sell, and the Purchaser desires to purchase, upon the terms and conditions stated in this Agreement, an aggravate of 3,547,732 shares of Common Stock of US Data Authority, Inc., owned by ABFS (the "Securities") all of which are restricted;

NOW, THEREFORE, ABFS and the Purchaser intending to be legally bound, hereby agree as follows:

1. PURCHASE AND SALE OF SECURITIES

a. Purchase of Securities. The sale and purchase of the Securities shall take place on June ___, 2001 (the "Closing").

b. Form of Payment. The Purchaser shall pay $.15 per share for the Securities for a purchase price of $532,159.80 at the Closing hereunder by wire transfer to ABFS, in accordance with ABFS's written wiring instructions against delivery of the duly executed Securities and ABFS shall deliver such Securities against delivery of the purchase price.

c. Legends. All Securities will be acquired by Purchaser for investment only and not for the purpose of resale with a view of the distribution thereof. Purchaser agrees, if required by ABFS to execute a customary investment letter to said effect and further agrees that certificates representing the Securities sold pursuant to this Agreement shall bear on its face a legend in substantially the following form:

"The sale, transfer, assignment, pledge or hypothecation of the shares represented by this certificate are subject to the registration requirements of the Securities Art of 1933, as amended, (the "Act"). These shares may not be sold, transferred, assigned, pledged or hypothecated unless such transaction is duly registered under the Act or unless, in the opinion of counsel for the company, such transaction is exempt from the registration provision of the Act."

d. Wire Transfer. Funds should be made by wire transfer as follows:

To: Wells Fargo Bank
ABA: 102 000 076
For the account of: AB Investments LLC
Account No: 221-805-3201

2. PURCHASERS' REPRESENTATIONS AND WARRANTIES

The Purchaser represents and warrants to ABFS AS follows:

a. Purchase for Own Account. Purchaser is purchasing the Securities for Purchaser's own account and not with a present view toward the public sale or distribution thereof except pursuant to sales that are exempt from the registration requirements of the Securities Act and for sales registered under the Securities Act. Purchaser understands that Purchaser must bear the economic risk of this investment indefinitely, unless the Securities are registered pursuant to the Securities Act and any applicable state securities or blue sky laws or an exemption from such registration is available, and that ABFS has no intention of registering any such Securities. Notwithstanding anything in this Section 2(a) to the contrary, by making the representations herein, the Purchaser does not agree to hold the Securities for any minimum or other specific term and reserves the right to dispose of the Securities at any time in accordance with or pursuant to a registration statement or an exemption tinder the Securities Act.

b. Accredited Investor Status. Purchaser is an "Accredited investor" as that term is defined in Rule 501(a) of Regulation D under the Securities Act.

c. Reliance on Exemptions. Purchaser understands that the Securities are being offered and sold to Purchaser in reliance upon Specific exemptions from the registration requirements of United States federal and state securities laws and that ABFS is relying upon the truth and accuracy of, and Purchaser's compliance with, the representations, warranties, agreements, acknowledgements and understandings of the Purchaser set forth herein in order to determine the availability of such exemptions and the eligibility of the Purchaser to acquire the Securities.

d. Information. Purchaser has been furnished all materials relating to the business, finance and operations of US Data Authority, Inc. and materials relating to the offer and sale of the Securities which have been specifically requested by Purchaser. Purchaser has been afforded the opportunity to ask questions and has received what Purchaser believes to be satisfactory answers to any such inquiries. Purchaser understands that Purchaser's investment in the Securities involves a high degree of risk.

e. Governmental Review. Purchaser understands that no United States federal or state agency or any other government or governmental agency has passed upon or make any recommendation or endorsement of the Securities.

f. Transfer or Resale. Purchaser understands that the Securities have not been and are not being registered under the Securities Act or any state securities law, and may not be transferred unless (a) subsequently registered thereunder, or (b) Purchaser shall have delivered to US Data Authority, Inc. an opinion of counsel (which opinion shall be in form, substance and scope customary for opinions of counsel in comparable transactions) to the effect that the Securities to be sold or transferred may be sold or transferred under an exemption from such registration, or (c) sold under Rule 144 promulgated under the Securities Act (or a successor rule) ("Rule 144"), or (d) sold or transferred to an affiliate of Purchaser who is an Accredited Investor; and (ii) neither ABFS nor any other person is under any obligation to register such Securities under the Securities Art or any state securities laws or to comply with the terms and conditions of any exemption thereunder.

g. Authorization; Enforcement. This Agreement has been duly and validly authorized, executed and delivered on behalf of Purchaser and is a valid and binding agreement of Purchaser enforceable in accordance with its terms.

h. Residency. Purchaser is a resident of the jurisdiction set forth under the Purchaser's name on the Execution Page hereto executed by Purchaser.

i. No Broker. Purchaser has not entered into any agreement to pay commissions to any persons with respect to the purchase or sale of the Securities, except commissions for which the Purchaser will be responsible.

j. Voting Trust Agreement. Purchaser shall enter into a voting trust agreement in the form attached hereto as Exhibit "A," (the "Voting Trust Agreement"), granting ABFS the right to vote the shares of Common Stock for a period of one year.

3. REPRESENTATION AND WARRANTIES OF ABFS

ABFS makes no representation or warranties concerning the Securities other than:

a. Ownership. ABFS is the owner of the Securities.

b. Authorization; Enforcement. ABFS has the requisite corporate power and authority to enter into and perform its obligations under this Agreement and to sell the Securities. This Agreement constitutes a valid and binding obligation of ABFS enforceable against ABFS in accordance with its terms.

c. No General Solicitation. Neither ABFS nor any person participation on ABFS's behalf in the transaction contemplate hereby has conducted any "general solicitation", as such term is defined in Regulation D under the Securities Act, with respect to any of the Securities being offered hereby.

4. GOVERNING LAW; MISCELLANEOUS

a. Governing Law; Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida applicable to contracts made and to be performed in the State of Florida.

b. Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the some agreement and shall become effective when counterparts have been signed by each party and delivered to the other party. This Agreement, once executed by a party, may be delivered to the other parties hereto by facsimile transmission of a copy of this Agreement bearing the signature of the party so delivering this Agreement. In the event any signature is delivered by facsimile transmission, the party using such means of delivery shall cause the manually executed Execution Page(s) hereof to be physically delivered to the other party within five (5) days of the execution hereof.

c. Headings. The headings of this Agreement are for convenience of reference and shall not form part of, of affect the interpretation of, this Agreement.

d. Severability. If any provision of this Agreement shall be invalid or unenforceable in any jurisdiction, such invalidity or uneforceability shall not affect the validity or enforceability of the remainder of this Agreement or the validity or enforceability of this Agreement in any other jurisdiction.

e. Entire Agreement. This Agreement and the instruments referenced herein contain the entire understanding of the parties with respect to the matters covered herein and therein and, except as specifically set forth herein or therein, neither ABFS nor the Purchaser make any representation, warranty, covenant or undertaking with respect to such matters. All sales of these securities are final. No provision of this Agreement may be waived other than by an instrument in writing signed by the party to be charged with enforcement and no provision of this Agreement may be amended other than by an instrument in writing signed by ABFS and the Purchaser.

f. Notices. Any notices required or permitted to be given under the terms of this Agreement shall be sent by certified or registered mail (return receipt requested) or delivered personally or by courier or by confirmed telecopy, and shall be effective five days after being placed in the mail, if mailed, or upon receipt or refusal of receipt, if delivered personally or by courier or confirmed telecopy, in each case addressed to a party. The addresses for such communications shall be:

If to ABFS:

AB Financial Services, LLC
4969 S. Buffalo Creek Drive
Evergreen, Colorado 80439-7111
Teleopy:
Attn. Allen Gelbard

with copy to:

Albert S. Dandridge, III, Esquire
Schnader Harrison Segal & Lewis LLP
Suits 3600
1600 Market Street
Philadelphia, PA 19103
Telecopy: (215) 751-2205

If to the Purchaser, to the address set forth under such Purchaser's name on the signature page hereto.

Each party shall provide notice to the other parties of any change in address.

g. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties and their successors and assigns. Except as provided herein, neither ABFS nor any Purchaser shall assign this Agreement or any rights or obligations hereunder, except, upon the prior written consent of the other, which consent shall not be unreasonably withheld.

h. Third Party Beneficiaries. This Agreement is intended for the benefit of the parties hereto and their respective permitted successors and assigns, and is not for the benefit of, nor may any provision hereof be enforced by, any other person.

i. Further Assurances. Each party shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as the party may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

j. Disputes. In the event a dispute arises between the parties that cannot be settled among themselves, the parties shall submit the matter to binding arbitration before the American Arbitration Association in Las Vegas, Nevada.

IN WITNESS WHEREOF, the Purchaser and ABFS have caused this Agreement to be duly executed as of the date first above written.

AB FINANCIAL SERVICES, LLC

By: /S/ Allen Gelbard
Name: Allen Gelbard
Title: Manager

PURCHASER

By: /S/ Scott Grandbouche
Its authorized agent
Nome: Scott Grandbouche
Title: Managing Partner
Residence Address: WealthHarbor Ventures Fund I
8 Colony Rd. Gretna, LA 70056

VOTING TRUST AGREEMENT

VOTING TRUST AGREEMENT made this 10 day of July, 2001 between and among WealthHarbor Ventures Fund, I (collectively "Shareholders"), and AB FINANCIAL SERVICES, LLC, as voting trustee, ("the Voting Trustee").

WITNESSETH:

Shareholders, who own $.02 par value common stock of US Data Authority, Inc., a Florida corporation ("the Company"), deem it necessary and advisable, for their mutual best interests and the stability of policy and management of the Company, to deposit all of their common stock in the Company with the Voting Trustee pursuant to the terms and conditions of this Agreement; and the Voting Trustee has consented to act as Voting Trustee under this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants herein contained and intending to be legally bound hereby, the patties hereto agree as follows:

1. (a) Shareholders hereby assign, transfer and deliver to the Voting Trustee, all of the issued and outstanding common stock of Company now owned by them, as follows:

Name	No. of Shares Transferred
3,547,732
TOTAL	__________

and all stock of Company, common or otherwise, having voting rights, hereafter issued to them, with respect to the aforesaid shares, whether as a stock dividend, stock split, or other distribution or exchange. (All common stock of the Company assigned or to be assigned to the Voting Trustee is referred to herein as the "Stock").

(b) Shareholders shall deliver to the Voting Trustee certificates for the Stock, duly endorsed for transfer to the Voting Trustee, and Voting Trustee shall cause the Stock to be registered in its name, as Voting Trustee and shall hold such Stock subject to the terms of this Agreement. Upon receipt of the certificates for the Stock, the Voting Trustee shall issue and deliver to each Shareholder a Voting Trust Certificate in the form attached hereto as Exhibit "A," for the number of shares deposited and transferred by such Shareholder.

2. (a) Until the termination of this Voting Trust Agreement and the actual delivery to the holders of Voting Trust Certificates issued hereunder of stock certificates of Company in exchange therefor as herein provided, the Voting Trustee shall have the right to execute, in person or by proxy, all Shareholders' rights and powers in respect of all Stock including the right to vote thereon, and to take part in or consent to any corporate or shareholders' action of any kind whatsoever. The right to vote shall include the right to vote for the election of Directors and in favor of or against any resolution or proposed action of any character whatsoever, (including, without limitation, the sale of all or substantially all of the assets of the Company or the merger of the Company with or into any other corporation), which may be presented at any meeting or require the consent of Stockholders of the Company.

(b) In holding and voting the Stock, the Voting Trustee shall act in such manner and make such decisions as he deems to be necessary or appropriate, but it shall not be personally responsible with respect to any act committed or omitted to be done under this Agreement, provided such commission or omission does not amount to willful misconduct on its part and provided also that the Voting Trustee, at all times, exercises good faith in such matters.

3. The Voting Trustee may, by written notice to the Stockholders, designate additional successors (in order of succession) and replace any successor. Upon the resignation or inability to act of the Voting Trustee or successor without a surviving designated successor or additional successor, this Voting Trust Agreement shall terminate.

4. The Voting Trust hereby created shall continue for a term of one year from the date hereof, unless it is sooner terminated pursuant to Paragraph 3.

5. At the expiration or termination of the Voting Trust hereby created, each Voting Trust Certificate holder will upon presentation and surrender of the Voting Trust Certificate issued to him, be entitled to receive a certificate or certificates for the number of fully-paid shares of Stock represented by the Voting Trust Certificate. For the duration of the Voting Trust. each party holding Voting Trust Certificates shall be entitled to receive payments equal to the dividends, if any, and any other distributions that are collected by the Voting Trustee on the number of shares represented by such Voting Trust Certificate.

6. (a) Voting Trust Certificates shall be transferable at the principal office of the Company on the books of the Voting Trustee, by the registered owner thereof either in person or by duly authorized attorneys, upon surrender thereof, according to the rules established for that purpose by the Voting Trustee, and subject to the provisions of paragraph 6(b) hereof, and the Voting Trustee may treat the registered holder of Voting Trust Certificates as owners thereof for all purposes, but the Voting Trustee shall not be required to deliver stock certificates hereunder without the surrender of such Voting Trust Certificates.

(b) Each holder of Voting Trust Certificates represents that he is acquiring such certificates for his own account for investment and not for distribution, and agrees that he will not transfer such certificates except in compliance with the Securities Act of 1933, and agrees that such certificates may bear a legend to that effect.

7. If a Voting Trust Certificate is lost, stolen, mutilated or destroyed, the Voting Trustee in its discretion may issue a duplicate of such Certificate upon receipt of:

(a) Evidence of such fact satisfactory to it;

(b) Indemnity satisfactory to it;

(c) The existing certificate, if mutilated; and

(d) Its reasonable fees and expenses in connection with the issuance of a new Voting Trust Certificate.

The Voting Trustee shall not be required to recognize any transfer of a Voting Trust Certificate not made in accordance with the provisions hereof, unless the person claiming such ownership shall have produced evidence of title satisfactory to the Voting Trustee and shall in addition deposit with the Voting Trustee indemnity satisfactory to it.

8. Any notice to or communication with the holders of the Voting Trust Certificate hereunder shall be deemed to be sufficiently given or made if mailed registered mail, return receipt requested, addressed to such holders at their respective addresses appearing on the transfer books of the Voting Trustee. Notices to the Voting Trustee hereunder shall be sent by registered mail to the Voting Trustee, addressed to it at its, address listed under its name at the end of this Agreement, or at such other address as may from time to time be furnished in writing to the Voting Trust Certificate holders by the Voting Trustee.

IN WITNESS WHEREOF, the Voting Trustee and the Shareholders have executed this Agreement the day and year first above written.

/S/ Illegible Witness	/S/ Scott Grandbouche , SHAREHOLDER
WealthHarbor Venture Fund II Scott Grandbouche, Managing Director 601 Poybers St. Suite 2600 New Orleans, LA 70130
/S/ Allen Gelbard, Mgr. Witness	AB FINANCIAL SERVICES, LLC, Voting Trustee Address: 4869 Buffalo Creek Drive Evergreen Colorado 80439-7511

/S/ Illegible Witness	/S/ Scott Grandbouche , SHAREHOLDER
Scott Grandbouche, Managing Director WealthHarbor Ventere Fund, I 8 Colony Rd. Gretna, LA 70056